Exhibit 10.1

Schedule of 2005 Annual Bonuses for
Certain Executive Officers

Name and Position	2005 Annual Bonus

S.P. Johnson IV President and Chief Executive Officer	$214,535

Paul F. Boling Chief Financial Officer, Vice President, Secretary and Treasurer	$112,668

Gregory E. Evans Vice President of Exploration	$89,409

J. Bradley Fisher Vice President of Operations	$175,412

Jack L. Bayless Vice President of Land	$31,823